EXHIBIT 2.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is made and entered into as of December 17, 2014 (the “Execution Date”), by and among: PIERIS PHARMACEUTICALS, INC. (f/k/a Marika Inc.), a Nevada corporation with its registered office located in Henderson, Nevada (“Parent”); PIERIS AG, a stock corporation formed under the laws of Germany with its registered office in Freising, Germany, and registered with the commercial register (Handelsregister) of the local court of Munich (the “Commercial Register”) under HR B 133223 (the “Company”); and the shareholders of the Company listed on Exhibit B, attached hereto (the “Holders”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent is currently a “shell” company (as defined in Rule 12b-2 of the Exchange Act).

B. The Company is a privately-held company seeking to access capital markets by becoming a publicly-quoted company.

C. The Holders own (i) common shares (Stammaktien) issued by the Company registered with the Commercial Register and/or (ii) preferred shares (Vorzugsaktien) issued by the Company and registered with the Commercial Register in the form of Series (A) Preferred Shares (Vorzugsaktien Serie (A)), Series (A-1) Preferred Shares (Vorzugsaktien Serie (A-1)), Series (B) Preferred Shares (Vorzugsaktien Serie (B)), and/or Series (C) Preferred Shares (Vorzugsaktien Serie (C)) in accordance with the Articles of Association (Satzung) of the Company (the “Articles”) (collectively all together, the “Existing Shares”).

D. On October 10, 2014 the Company entered into (i) a consolidated shareholders’ agreement with the Holders, which set forth the principles of the legal relationship between all shareholders of the Company (the “CSA 2014”), and (ii) an investment agreement with the Holders, which set forth the terms of a financing through the issuance of new Series (C) Preferred Shares (Vorzugsaktien Serie (C)) (the “IA 2014”). The CSA 2014 and IA 2014 replaced in full any and all prior shareholders’ agreements and/or investment agreements among all or individual shareholders relating to their participation in the Company, including the consolidated shareholders’ agreement and investment agreement both dated November 12, 2012.

E. Through this Agreement, Parent, the Company, and the Holders intend to effect a transaction whereby the Holders contribute, transfer, assign and deliver all of the Existing Shares owned by them, and all of their rights with respect to such Existing Shares to Parent in exchange for shares of Parent Common Stock, with the result of the Company becoming a wholly-owned subsidiary of Parent (the “Transaction”).

F. Under Section 7 of the Company’s Articles, legal ownership of the Company’s shares may only be validly transferred upon approval of the Company as declared by its management board (Vorstand) upon a resolution by its supervisory board (Aufsichtsrat).

G. Prior to the execution and delivery of this Agreement, Parent has (i) obtained and delivered to the Company the written consent of Parent’s stockholders necessary to approve the filing of the Amended and Restated Articles of Incorporation attached hereto as Exhibit C (the “Parent Restated Charter”) and the Parent Equity Plan (as defined in Section 6.9), (ii) filed the Parent Restated Charter with the Secretary of State of the State of Nevada, (iii) obtained and delivered to the Company letters of resignation from each of Parent’s officers and directors, effective immediately prior to the Effective Time (as defined in Section 1.2), and (iv) caused the individuals set forth on Exhibit D to have been appointed as the officers and/or directors of Parent effective as of the Effective Time.

H. Contemporaneously with the Closing (as defined in Section 1.2), the Parent shall split-off its existing business and its wholly owned subsidiary, Marika Enterprises Inc., a Nevada corporation (the “Split-Off Subsidiary”), through the assignment of all of the Parent’s assets and liabilities (other than those under this Agreement and the other related agreements and transactions contemplated hereby) to, and the sale of all of the outstanding capital stock of, the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among the Parent, the Split-Off Subsidiary and Aleksandrs Sviks (the “Split-Off Purchaser”), in the form of Exhibit E attached hereto (the “Split-Off Agreement”).

I. Simultaneously with the Closing (as defined in Section 1.2), the Parent, Split-Off Subsidiary and Split-Off Purchaser shall enter into a general release agreement in the form of Exhibit F attached hereto (the “General Release Agreement”).

J. The Company has approved the Transaction pursuant to this Agreement, and the other transactions contemplated herein (the “Contemplated Transactions”), including the transfer of shares, in accordance with the Articles, as evidenced by the resolution of the supervisory board (Aufsichtsrat) and the approval declared by management board (Vorstand) of the Company, in the forms attached hereto as Exhibit G (the “Company Board Approval”). Parent has delivered to the Company the written consent of Parent’s board of directors necessary to adopt this Agreement and approve the Contemplated Transactions, in the form attached hereto as Exhibit H (the “Parent Written Consent”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1 DESCRIPTION OF TRANSACTION.

1.1 The Transaction.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), each Holder whose name is set forth on Exhibit B hereto hereby irrevocably contributes, transfers by assignment pursuant to Section 398, 413 of the German Civil Code (BGB), and delivers to Parent (i) all of the Existing Shares held by such Holder as legal and beneficial owner (rechtlicher und wirtschaftlicher Eigentümer) as set forth in

Pieris/Marika Acquisition Agreement

the column entitled “Pieris AG Shares (all classes)” opposite such Holder’s name on Exhibit B hereto, that are of the class of security set forth in the columns entitled “Pieris AG Class of Shares”; and (ii) any and all rights associated with such Existing Shares held by such Holder, in exchange for that number of shares of Parent Common Stock as set forth on Exhibit B in the column entitled “Parent Common Stock”.

(b) If, during the period from the Execution Date through the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then appropriate adjustments shall be made to number of shares of Parent Common Stock set forth on Exhibit B; provided, however, that no fractional shares of Parent Common Stock shall be issued in connection with the Transaction.

(c) Without undue delay after the Effective Time (but in any event within two (2) business days following the Effective Time), Parent shall cause the shares of Parent Common Stock issuable pursuant to Section 1.1(a) to be issued to the Holders.

(d) Prior to the Effective Time the Split-Off Purchaser shall surrender to the Parent 11,363,635 shares of Parent Common Stock (the “Share Contribution”) and the Parent shall transfer and assign to the Split-Off Purchaser all of the issued and outstanding shares of capital stock of Split-Off Subsidiary in connection with the Split-Off.

1.2 Closing; Effective Times of the Transaction.

(a) The consummation of the Transaction (the “Closing”) shall take place at the offices of Law Offices of Mintz, Levin, Cohn, Ferris, Glovky and Popeo, P.C. and Orrick, Herrington & Sutcliffe LLP referred to in Section 7.9, immediately following the satisfaction or waiver of the closing conditions set forth in Section 1.2(c) and 1.2(d). The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, the Closing of the Transaction shall be effective at the time on the Closing Date when the fully-executed Transfer Agent Confirmation has been received by Orrick, Herrington & Sutcliffe LLP in accordance with Section 1.2(e)(ii), below (which time is referred to as the “Effective Time”).

(c) Parent Closing Conditions. The obligation of Parent to effect the Closing shall be conditioned upon the satisfaction of the following conditions or the waiver by Parent thereof:

(i) Delivery to Parent of the Company Board Approval;

(ii) All of the representations and warranties made by the Company in Section 2 and each of the Holders in Section 3 hereof being accurate in all material respects as of the Closing Date and the fulfillment in all material respects of all covenants of the Holders and the Company required by this Agreement. This condition shall be

Pieris/Marika Acquisition Agreement

deemed satisfied unless written notice is received by the Company and the Holders, in advance of the Effective Time, notifying them that Parent believes certain of the representations and warranties made by the Company in Section 2 and each of the Holders in Section 3 are materially incorrect; and

(iii) The Company shall have delivered to the Parent (A) a substantially final draft of a Current Report on Form 8-K reporting the information required in respect of the transactions contemplated by this Agreement and containing “Form 10 information” complying with Instruction (f) to Item 2.01 of Form 8-K and Instruction (a)(8) to Item 5.01 of Form 8-K, and (B) audited and interim unaudited financial statements of the Company and pro forma financial statements reflecting the Acquisition, compliant as to form with applicable SEC regulations for inclusion under Item 2.01(f) and/or 5.01(a)(8) of Form 8-K.

(d) Company Closing Conditions. The obligation of the Company to effect the Closing shall be conditioned upon the satisfaction of the following conditions or the waiver by the Company thereof:

(i) Delivery to the Company of (i) the Parent Written Consent, (ii) the written consent of all of the members of the board of directors of the Split-Off Subsidiary, and (iii) the written consent of the sole stockholder of the Split-Off Subsidiary;

(ii) All of the representations and warranties made by Parent in Section 4 hereof being accurate in all material respects as of the Closing Date and the fulfillment in all material respects of all covenants of the Holders and the Company required by this Agreement. This condition shall be deemed satisfied unless written notice is received by Parent and the Holders, in advance of the Effective Time, notifying them that the Company believes certain of the representations and warranties made by Parent in Section 4 are materially incorrect;

(iii) All liabilities, including any indebtedness, of Parent due and owing as of the Effective Time shall have been paid, forgiven or otherwise discharged by Parent without any liability to Parent or any other party hereto following the Closing, including but not limited to notes payable and accounts payable;

(iv) The execution and delivery to the Company by the Parent, the Split-Off Subsidiary and the Split-Off Purchaser of the Split-Off Agreement and a General Release Agreement, and all other documents anticipated by such agreements and the Split-Off;

(v) Surrender by the Split-Off Purchaser to the Parent the certificates for Parent Common Stock representing the Share Contribution, duly endorsed to the Parent or in blank); and

(vi) Delivery by Parent to the Split-Off Purchaser of certificates representing all of the issued and outstanding shares of capital stock of Split-Off

Pieris/Marika Acquisition Agreement

Subsidiary deliverable to the Split-Off Purchaser under the Split-Off Agreement, duly registered in the name of the Split-Off Purchaser or as directed by the Split-Off Purchaser.

(e) Holders Closing Conditions. The obligation of the Holders to effect the Closing shall be conditioned upon the satisfaction of the following conditions or the waiver by the Company thereof:

(i) The conditions set forth in Sections 1.2(c) and (d) have been met or waived by the appropriate party, and no written notice has been received by Parent, the Company or the Holders, from the other, alleging a representation and warranty by a party is materially incorrect;

(ii) Receipt by Orrick, Herrington & Sutcliffe LLP of a certificate signed by Parent and the Company stating that (A) at least ten million dollars ($10,000,000) in gross proceeds (the “Minimum Amount”) is held in escrow in respect of the Private Offering (as defined below); (B) there is no condition to closing of the Private Offering of at least the Minimum Amount that remains unsatisfied other than consummation of the Transaction; and (C) the Private Offering of at least the Minimum Amount will be consummated immediately following the Closing of the Transaction (it being understood that there may be subsequent closings of the Private Offering for additional proceeds); and

(iii) Receipt by Orrick, Herrington & Sutcliffe LLP, with no restrictions on the release of any signature thereon (other than the occurrence of the Effective Time), of irrevocable issuance instructions by Parent to the Parent’s transfer agent authorizing the transfer agent to issue each Holder the shares of Parent Common Stock as set forth on Exhibit B upon the Closing, countersigned by the transfer agent indicating they will comply with such instructions and are in receipt of all documents necessary to issue such shares of Parent Common Stock (the “Transfer Agent Confirmation”).

1.3 Tax Consequences. For U.S. federal income Tax purposes, the Transaction is intended to constitute a transaction described in Section 351(a) of the Code, and the parties will report the Transaction as such for U.S. federal income Tax purposes. None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Transaction to fail to qualify as a transaction described in Section 351(a) of the Code.

1.4 Waiver of Rights by Holders. At the Effective Time, each Holder hereby waives and relinquishes the following rights with regard to his respective shareholding in the Company as partial consideration for the receipt of Parent Common Stock:

(a) any and all subscription rights he may hold and/or own as legal or beneficial owner (the “Subscription Rights”);

Pieris/Marika Acquisition Agreement

(b) any and all options and/or rights to acquire shares in the Company resulting from convertible loan, convertible bonds, option rights or option bonds, in any case the totality of rights to acquire or subscribe for shares in the Company (the “Options”); and

(c) any and all rights such Holder may have under the CSA 2014, including, but not limited to, rights of first refusal.

1.5 Company Consent, Approval and Waiver. The Company hereby approves and accepts the contributions, assignments, delegations, transfers and waivers as set forth in Sections 1.1 and 1.4 above, including with respect to the Existing Shares, the Subscription Rights and all rights under the CSA 2014. Sec. 23 of the CSA 2012 referred to deferred payments to the Company’s capital reserves pursuant to Sec. 272 Para. 2 no. 4 German Commercial Code (Handelsgesetzbuch) resulting from the seed finance round in 2001, which are owed by the following Holders: Steffen Schlehuber, Claus Schalper, Dr. Karsten Schürle, MAPO Beteiligungsgesellschaft mbH and are subject to dilution and reduction. The Company and the Holders determined the value of such deferred payments to the Company’s capital reserves to remain EUR 0.00 in total under the IA 2014, and therefore did not make any reference hereto in the CSA 2014. As a matter of precaution the Company waives, with effect as of the Effective Time, all deferred payment claims against the aforementioned Holders, who accept such waiver.

1.6 Parent’s Acceptance of the Existing Shares. Parent hereby accepts the contribution, transfer, assignment and delivery of the Existing Shares under Section 1.1(a). The Company hereby accepts the waiver of rights under the CSA 2014 as set forth under Section 1.4 above. The right to receive undistributed profits with regard to Existing Shares as well as any Subscription Rights shall belong exclusively to Parent.

1.7 Further Action. If, at any time after the Effective Time, any further action is determined by Parent and the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Company with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Company and Parent shall be, to the extent permitted by law, fully authorized (in the name of the Company and otherwise) to take such action. If, at any time after the Effective Time, any further action is determined by Parent and the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full right, title and possession of the Existing Shares, the officers and directors of the Company and Parent shall be, to the extent permitted by law, fully authorized (in the name of Parent and otherwise) to take such action. Following the Effective Time, the Holders agree to take all reasonable action requested by Parent or the Company in order to approve any of the actions described herein on behalf of the Company or to vest Parent with full right, title and possession of the Existing Shares.

1.8 Registration Rights. The Holders acknowledge that the Company intends for Parent to enter into a private offering of its equity securities immediately following the Effective Time in one or more closings (the “Private Offering”) pursuant to which the investors in such Private Offering will enter into a registration rights agreement with Parent in the form attached hereto as Appendix I (the “Registration Rights Agreement”). Not later than the consummation of the Private Offering, Parent and the Holders shall enter into the Registration Rights Agreement, pursuant to which Parent shall provide certain registration rights to the

Pieris/Marika Acquisition Agreement

Holders (in addition to the investors in the Private Offering) with respect to the shares of Parent Common Stock received by them pursuant to this Agreement. In the event that, for any reason, the Private Offering is not consummated within thirty (30) days following the Effective Time, Parent and the Holders shall execute and deliver the Registration Rights Agreement as modified to remove any reference to such Private Offering.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent, as of the Effective Time, as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) Other than Pieris Australia Pty. Ltd., a proprietary limited company wholly-owned by the Company and incorporated under the laws of Australia, the Company does not have any Subsidiaries and it does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed to, nor is it obligated to make, or bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company is a stock corporation formed under the laws of Germany, duly organized, validly existing and is in good standing under the laws of the Germany and has all necessary power and authority: (i) to own and use its assets in the manner in which its assets are currently owned and used; and (ii) to perform its obligations under all Contracts by which it is bound.

2.2 Capitalization. The issued and outstanding share capital (Grundkapital) of the Company is currently euro 2,844,047, divided into 59,993 common shares and 2,784,054 preferred shares. Exhibit B attached hereto sets forth a complete and accurate list of all of the holders of issued and outstanding shares of the Company. Other than the Existing Shares listed on Exhibit B, neither the management or supervisory boards nor the shareholders of the Company have authorized, approved or promised the issuance of shares or other securities, or granted rights to receive shares or other securities, of the Company. No Person other than the Holders set forth on Exhibit B holds any Existing Shares, Subscription Rights or Options.

2.3 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate proceedings on the part of the Company.

2.4 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Transaction or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles or other organizational document of the Company; or (ii) any resolution adopted by the stockholders, the supervisory board or the management board of the Company; or

Pieris/Marika Acquisition Agreement

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject. Except as have already been made or as would not affect the effectiveness of the Transaction or any of the other Contemplated Transactions, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Transaction or any of the other Contemplated Transactions.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF HOLDERS. Each Holder severally and not jointly represents and warrants to Parent, as of the Effective Time, as follows:

3.1 Title; Ownership.

(a) Such Holder is the legal and beneficial owner of the number of Existing Shares set forth in the column “Pieris AG Shares (all classes)” opposite such Shareholder’s name on Exhibit B, and such Existing Shares are of the share class as set forth in the column under the heading “Pieris AG Class of Shares” opposite such Holder’s name on Exhibit B. Such Holder has, and Parent will acquire at the Closing, good and valid title to the Existing Shares held by such Holder, free and clear of all liens, charges, security interests and encumbrances of any kind or nature whatsoever, the issuance of which has been properly authorized and registered with the Commercial Register. Such Holder has not previously assigned, sold, transferred, or pledged such Existing Shares, in whole or in part, or any rights associated therewith, or agreed to do any of the foregoing, to any other person or entity. Such Existing Shares constitute all the issued equity securities of the Company beneficially or legally owned or held of record by such Holder as of the Closing Date. Such Holder does not hold any share certificate with respect to any Existing Shares held by it.

(b) Such Holder has no right or claim to receive any payments from the Company, whether under any debt, loan, note, contract or commitment except pursuant to any employment, consulting or advisory agreement with the Company or its subsidiaries.

3.2 No Proceedings. To the best of such Holder’s knowledge, there is no Legal Proceeding pending, and no person has threatened to commence any Legal Proceeding, that may have an adverse effect on the ability of the Holder to comply with or perform any of such Holder’s obligations under this Agreement; and no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.3 Due Authorization; Validity. Such Holder is duly authorized and empowered to execute and deliver this Agreement and any related document, to perform its obligations

Pieris/Marika Acquisition Agreement

hereunder and thereunder, and to consummate the Contemplated Transactions. This Agreement and any related document have been duly executed and delivered by such Holder, and constitute the valid and legally binding obligations of such Holder, enforceable against such Holder in accordance with the terms hereof and thereof. Such Holder is not a party to any Contract which would, in any manner, be inconsistent with the rights granted herein by such Holder to Parent or the Company, or which would be violated or breached by such Holder’s performance of, or prevent or interfere with such Holder’s ability to perform, its obligations under this Agreement or the consummation by such Holder of the Contemplated Transactions. The execution and delivery of this Agreement and any related document by such Holder do not, and the performance by such Holder of its obligations hereunder and thereunder and the consummation by such Holder of the Contemplated Transactions will not, (i) conflict in any material respect with any Legal Requirement or Order to which such Holder is subject or (ii) require such Holder to obtain any Consent from any Person that has not been obtained as of the Execution Date.

3.4 Investment Representations. Each Holder hereby confirms the accuracy and truthfulness of the representations and warranties set forth on Exhibit I.1 hereto. Additionally, if such Holder is a Non-U.S. Resident, such Holder also hereby confirms the accuracy and truthfulness of the representations and warranties set forth on Exhibit I.2 hereto. The term “Non-U.S. Resident” is defined in Exhibit I.2.

3.5 Information. Such Holder has had the opportunity to review the Parent Restated Charter, and the Parent’s Bylaws, which sets forth the relative rights and privileges of the holders of Parent Common Stock, the summary of the relative rights and privileges of the Parent Common Stock and of the terms and conditions of the Transaction, which are set forth in this Agreement, the receipt of which such Holder hereby confirmed, and has had an opportunity to discuss such terms and conditions of the Contemplated Transactions, the relative rights and privileges of the Parent Common Stock and the terms and conditions of the Transaction, and the Parent’s business, management, financial affairs with the officers and directors of the Company and Parent. Neither such review nor any other investigation conducted by such Holder shall modify, limit or otherwise affect such Holder’s right to rely on the representations and warranties of the Company or the Parent contained in this Agreement.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company and to the Holders, as of the Effective Time, as follows:

4.1 Due Organization.

(a) Other than the Split-Off Subsidiary, Parent does not have any Subsidiaries and it does not own any capital stock of, or any equity interest of any nature in, any other Entity. Parent has not agreed to, nor is it obligated to make, or bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Parent has all necessary power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

Pieris/Marika Acquisition Agreement

(c) Parent (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The Split-Off Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Split-Off Subsidiary has all necessary power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Split-Off Subsidiary was formed solely to effectuate the Split-Off and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Split-Off Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding on it providing for the issuance, disposition or acquisition of any capital stock of the Parent or the Split-Off Subsidiary (except as contemplated by this Agreement and the Split-Off Agreement).

4.2 Certificate of Incorporation and Bylaws. The copy of the bylaws of Parent which is an exhibit to the Parent’s Registration Statement on Form S-1 filed with the SEC on August 20, 2013 is a complete and correct copy of such document and contains all amendments thereto as in effect on the Execution Date. The Parent Restated Charter has been filed with the Secretary of State of the State of Nevada and Parent has delivered to the Company evidence thereof. The Parent Restated Charter is in full force and effect and no amendments thereto have been effected.

4.3 Capitalization, Etc.

(a) After giving effect to the Parent Restated Charter, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, par value $0.001 and (ii) 10,000,000 shares of Parent Preferred Stock, par value $0.001. After giving effect to the Share Contribution in connection with the Split-Off, but prior to giving effect to the Transaction, 2,500,000 shares of Parent Common Stock were issued and outstanding, no shares of Parent Common Stock were held by Parent in its treasury, and no shares of Parent Preferred Stock are outstanding. The Parent Common Stock is presently eligible for quotation and trading on the OTC Markets and is not subject to any notice of suspension or delisting. The issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Since June 30, 2014, (i) there have been no issuances by Parent of shares of capital stock of Parent and (ii) there have been no issuances by Parent of any options, warrants or other rights to acquire capital stock of Parent. Except as expressly contemplated herein and in the Split-Off Agreement, and except for the 2.272727-for-1 forward split of Parent Common Stock in the form of a dividend that was effective on December 5, 2014, Parent has not, subsequent to December 31, 2013, declared or

Pieris/Marika Acquisition Agreement

paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Except as expressly contemplated herein and in the Split-Off Agreement, Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. The capitalization of Parent, including the names of all holders, beneficially or of record, of Parent known to the board of directors of Parent, Montrose Capital Limited and the Placement Agents and holders of 1% or more of the capital stock of Parent, has been provided to the Company and the Holders.

(b) Except as set forth in Section 4.3(a), (i) there are no shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) All outstanding shares of Parent Common Stock, and all other securities of Parent, have been issued and granted in compliance with: (i) all applicable U.S. federal or state securities laws, including but not limited to the Securities Act, and applicable Legal Requirements other than securities laws applicable to Parent; and (ii) all material requirements set forth in applicable Contracts to which Parent is a party.

4.4 SEC Filings; Financial Statements.

(a) Parent has delivered (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since the formation of Parent, including all amendments thereto (collectively, the “Parent SEC Documents”). Except as set forth on Schedule 4.4(a), to the best knowledge of Parent all statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since the formation of Parent have been so filed or furnished on a timely basis. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required

Pieris/Marika Acquisition Agreement

by: (1) Rule 13a-14 or 15d-14 under the Exchange Act; or (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b) Except as disclosed in the Parent SEC Documents, (i) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby.

(d) Except as disclosed in the Parent SEC Documents, Parent is in compliance, and has been in compliance, with all applicable provisions of the Sarbanes-Oxley Act. To the knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e) As of the Effective Time, Parent has not filed a Form 15 or other like document with the SEC that might cause Parent to be delisted from the OTC Markets, and has complied with SEC rules and regulations and filed reports necessary under the Exchange Act with the SEC to maintain Parent’s voluntary filer status with the SEC.

4.5 Absence of Changes. Between December 31, 2013 and the Execution Date: (a) except as disclosed in the Parent SEC Documents, there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and (b) Parent has not been engaged in any business operations and has not had any products or customers and has not generated any revenues, other than as disclosed in the Parent SEC Documents.

Pieris/Marika Acquisition Agreement

4.6 Liabilities. As of immediately following the Effective Time, Parent does not have any accrued, contingent or other liabilities, including any indebtedness, on an unconsolidated basis (excluding liabilities of the Company).

4.7 Tax Matters. Except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body on or before the Closing Date, including any applicable extensions (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in compliance with all applicable Legal Requirements. All Taxes of Parent, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b) Schedule 4.7(b) sets forth the amount and kind of all unpaid Taxes of Parent as of the Closing (whether or not such Taxes are due or payable) that are attributable to a taxable period or portion thereof occurring prior to the Closing.

(c) Neither Parent nor any Parent Return is currently being (or has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent, which extension or waiver is still in effect.

(d) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Parent with respect to any Tax.

(e) There are no liens for Taxes upon any of the assets of Parent.

(f) Parent has not been, and will not be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or non-U.S. Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g) Schedule 4.7(g) sets forth all jurisdictions in which Parent has filed a Tax Return since December 31, 2011 and the Tax Returns filed in each such jurisdiction. Parent has delivered or otherwise made available to the Company accurate and complete copies of all Tax Returns of Parent for all Tax years or other relevant periods.

(h) No written claim has ever been received by Parent from any Governmental Body in a jurisdiction where Parent does not file a Tax Return that Parent is or may be subject to taxation by that jurisdiction which has resulted in an obligation by Parent to pay Taxes.

(i) Parent is not now and has never been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code. Parent is not now and has never

Pieris/Marika Acquisition Agreement

been a member of any combined, unitary or consolidated or similar group for state, local or non-U.S. Tax purposes or within the meaning of any similar Legal Requirement to which Parent may be subject.

(j) Parent is not liable for Taxes of any other Person. After giving effect to the Split-Off, Parent is not a party to or otherwise liable under any Contract relating to the allocation, sharing or indemnification of Taxes, or otherwise providing for payments by Parent with respect to any amount of Taxes of any other Person.

(k) Parent has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(l) Parent is not, and never has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Parent has taken no position on any U.S. federal income Tax Return (whether or not such position has been disclosed on any such U.S. federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(n) Parent is not now participating in and has never participated in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.8 Employee and Labor Matters; Benefit Plans.

(a) Parent is not a party to or bound by, and, to the knowledge of Parent, never has been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b) Parent has never had any employees other than its current sole officer and director. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Parent, including charges of unfair labor practices or discrimination complaints.

(c) Parent does not sponsor, maintain or have any obligation, and to Parent’s knowledge, has never sponsored, maintained or had any obligation under any Parent Employee Plan, and is not, and to Parent’s knowledge, has never been a party to or bound by any Parent Employee Agreement.

(d) Neither Parent nor any Parent Affiliate: (i) has violated or otherwise failed to comply in any material respect with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Employees; (iii) is liable

Pieris/Marika Acquisition Agreement

for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against Parent or any Parent Affiliate under any worker’s compensation policy or long-term disability policy.

(e) To the knowledge of Parent, no stockholder of Parent, and no current Parent Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of Parent or that would interfere with the business of Parent. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Parent as presently conducted nor any activity of such stockholder or current Parent Associate in connection with the carrying on of the business of Parent as presently conducted will, to the knowledge of Parent, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or current Parent Associate has any rights or obligations.

4.9 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, any business of Parent or any of the assets owned, leased or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction or any of the other Contemplated Transactions. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 4.9(a).

(b) There is no Order to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

4.10 Authority; Binding Nature of Agreement. Subject to obtaining the Required Parent Stockholder Vote (as defined in Section 4.11) with respect to the Transaction, Parent has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (acting by written consent) as of the Execution Date has: (a) unanimously determined that the issuance of Parent Common Stock in the Transaction is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Transaction; (c) unanimously approved the execution, delivery and performance of the Split-Off Agreement and the General Release Agreement by Parent and unanimously approved the Split-Off; and (d) unanimously approved the Parent Restated Charter and directed that the Parent Restated Charter be submitted for

Pieris/Marika Acquisition Agreement

consideration by Parent’s stockholders. The board of directors of Split-Off Subsidiary (acting by written consent) as of the Execution Date has unanimously approved the execution, delivery and performance of the Split-Off Agreement and the General Release Agreement by the Split-Off Subsidiary and unanimously approved the Split-Off. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.11 Vote Required. The only vote of Parent’s stockholders required to approve the filing of the Parent Restated Charter is the affirmative vote of a majority of the outstanding shares of Common Stock of Parent (collectively, the “Required Parent Stockholder Vote”), which has been obtained on or prior to Closing Date.

4.12 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Transaction or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, or any of the assets owned or used by Parent, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party or by which it is otherwise bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Contract; (iii) accelerate the maturity or performance of any such material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto).

Except as may be required by the Securities Act and the Exchange Act, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Transaction or any of the other Contemplated Transactions.

Pieris/Marika Acquisition Agreement

4.13 Financial Advisor. Except as set forth on Schedule 4.13, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.14 Valid Issuance. The Parent Common Stock to be issued in the Transaction, including the Parent Common Stock to be issued upon the exercise of assumed and converted shares of the Company, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.15 Split-Off.

(a) As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement and the General Release Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement and the General Release Agreement, the Parent will have no liabilities, contingent or otherwise, in any way related to its pre-Effective Time business operations or to the Split-Off Subsidiary.

(b) After giving effect to the Split-Off, (i) the fair saleable value of the Split-Off Subsidiary’s assets exceeds the amount that will be required to be paid on or in respect of the Split-Off Subsidiary’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Split-Off Subsidiary’s assets do not constitute unreasonably small capital to carry on its business as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business to be conducted by the Split-Off Subsidiary, and projected capital requirements and capital availability thereof; and (iii) the cash flow of the Split-Off Subsidiary, together with the proceeds the Split-Off Subsidiary would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Split-Off Subsidiary does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Parent has no knowledge of any facts or circumstances which lead it to believe that the Split-Off Subsidiary will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

4.16 Compliance with Laws.

(a) Parent has materially complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration.

(b) Parent is not in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) Parent’s incorporation documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

Pieris/Marika Acquisition Agreement

(c) No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(d) Each of Parent and the Split-Off Subsidiary has not, and the past and present officers, directors and Parent Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Parent Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws, as well as U.S. anti-money laundering, anti-terrorist and asset-control laws, regulations, rules and orders.

(e) Each of Parent and the Split-Off Subsidiary has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation.

(f) Each of Parent and the Split-Off Subsidiary has not, and the past and present officers, directors and Parent Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Parent Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person.

SECTION 5 LEGAL CONSEQUENCES.

5.1 The parties of this Agreement agree that the rights and remedies which the parties may have with respect to the breach of a representation, warranty, covenant or agreement or with respect to an indemnity contained in this Agreement are limited to the rights and remedies explicitly contained herein.

5.2 If one or more of the representations and warranties made by one of the Holders in this Agreement proves to be completely or partially inaccurate or incomplete then Parent shall be entitled to demand that the respective Holder puts Parent or the Company into the same situation it would have been had such representation or warranty been accurate and complete or had such obligation been complied with (Naturalrestitution) within a period of two months following receipt of a written demand. If the respective Holder fails to establish the said situation within such time period following such demand, or if the establishment of such situation is not possible, or is unacceptable to Parent or the respective Holder, Parent shall be entitled to demand payment of its (or the Company’s) damages based on or arising out of such inaccuracy or failure (kleiner Schadensersatz) (collectively, the “Damages”).

5.3 Parent shall, to the extent it has been positively aware of the situation, advise the Holders without undue delay (unverzüglich) in writing concerning the inaccuracy of a representation or warranty or the failure of Holders to comply with their obligations, the underlying facts and the expected amount of the Damages (hereinafter referred to as “Parent’s Claim”). Parent shall provide the Holders with the information forming the basis of the respective Parent’s Claim.

Pieris/Marika Acquisition Agreement

5.4 The parties agree that the provisions contained in this Agreement conclusively settle the Holders’ liability to Parent following the Closing and the legal consequences of any breach of this Agreement, in particular regarding the inaccuracy of the representations or warranties made by and the failure by the Holders to perform their obligations under this Agreement and that in the event of a breach of such representations or warranties and obligations or other legal, contractual or quasi-contractual obligations of the Holders, Parent shall not be entitled to any other claims under or in connection with this Agreement following the Closing. Insofar as legally permissible, i.e. not in cases of willful misconduct (Vorsatz) or fraudulent intent (Arglist) on the part of Holders, Parent hereby waives the right following the Closing to raise any other contractual, quasi-contractual legal or other rights or claims – irrespective of the legal grounds thereof – and, in particular the right to rescind, claims to large damage compensation (großer Schadenersatz) and to assert claims to reverse transactions, rights of avoidance, claims for supplementary performance as well as claims for the positive violation of a contractual duty and frustration of contract. The Holders hereby accept such waiver.

5.5 The parties further agree that the representations and warranties do not under any circumstances constitute a “representation and warranty concerning the quality of the object” within the meaning of Section 443 of the German Civil Code (BGB). The parties consequently expressly waive the application of Sections 442 and 444 of the German Civil Code (BGB) following the Closing; Parent further expressly waives any rights pursuant to Sections 437 through 441 of the German Civil Code (BGB) following the Closing. Section 377 of the German Commercial Code (HGB) shall not apply following the Closing. Should it turn out that the aforementioned provisions concerning the limitation of the Holders’ liability are completely or partially ineffective, Parent waives any right to bring claims following the Closing against the Holders, going beyond the limitations on liability in this Section 5 and the other limitations on liability contained in this Agreement, which the parties hereto intended to stipulate in the aforementioned provisions. The Holders hereby accept such waivers.

5.6 Following the Closing, Parent shall only be entitled to bring claims against a Holder hereunder if and to the extent that an individual claim exceeds the amount of EUR 25,000.00 (in words: twenty-five thousand euros) and, in addition, all claims in total exceed the amount of EUR 1,000,000.00 (in words: one million euros); thereafter, the claims are payable in full (exemption amount; Freigrenze). The total amount of claims by Parent against a Holder hereunder following the Closing shall not exceed fifty percent of the pre money valuation of the respective shares of the Company with regard to each contributing Holder hereunder.

5.7 The limitations of liability pursuant to Section 5.6 shall not apply to willful or fraudulent acts of the Holders. In this case, the claims of Parent under this Agreement following the Closing shall be limited to the consideration received by the Holders hereunder.

5.8 The Holders’ liability pursuant to this Agreement following the Closing shall be excluded if and to the extent that one of the following situations exists:

(a) The fact or Damages themselves forming the basis of the inaccuracy and/or incompleteness of the representations and warranties has been disclosed to Parent in this Agreement and/or its schedules and exhibits.

Pieris/Marika Acquisition Agreement

(b) The Damages have been completely or partially taken into account in one, several or all of the Company’s financial statements as a result of liability reserves or accruals.

(c) The Damages are offset in full or in part within Parent and/or the Company pursuant to the principles of benefit-sharing (Grundsätze des Vorteilsausgleichs).

(d) The Damages stem from the fact that as far as is currently known an existing law or other existing legal provision is being amended, or a new law or another new legal provision is coming into force, or from the fact that an official order is being issued.

(e) The Parent’s Claim has been satisfied through any insurance.

(f) Contributory negligence pursuant to the legal principle contained in Section 254 of the German Civil Code (BGB) regarding the creation of the Parent’s Claim has to be attributed to Parent.

5.9 Should one or more of the representations or warranties made by Parent under this Agreement turn out to be incorrect and/or incomplete, the provisions of this Section 5 shall apply mutatis mutandis.

5.10 Any claim by Parent with respect to the title or ownership of, and/or lack of encumbrances on, the Existing Shares represented by the Holders under Section 3.1 (a) shall survive indefinitely. All other representation and warranty claims shall expire, in deviation from the statutory provisions, two (2) years after the Closing Date, if and to the extent any provision in this Agreement does not provide otherwise.

SECTION 6 CERTAIN COVENANTS OF THE PARTIES.

6.1 Rights.

(a) Each Holder holding shares in the Company and any and all rights under the CSA 2014 or IA 2014 and/or any investment agreement hereby agrees not to transfer, assign or encumber any such shares or rights in the period from the Execution Date to the Effective Time.

(b) The Company shall not grant and the Holders shall not approve such granting to any Holder, or any other person, any rights, including without limitation any conversion rights or option rights, to subscribe for or to receive any existing or future shares or other securities of the Company in the period from the Execution Date to the Effective Time.

6.2 Extinguishment of Rights. Each Holder acknowledges and agrees that effective as of the Closing, such Shareholder shall no longer be shareholder of the Company and shall have no rights with respect to the Existing Shares and any Subscription Rights, except the right to receive the shares of Parent Common Stock as provided herein.

Pieris/Marika Acquisition Agreement

6.3 Commercial Register. The Company shall not make or submit any modifications or amendments of corporate documents, including but not limited to the Articles, to the Commercial Register prior to the Closing Date, except as required by the Commercial Register prior to the Closing.

6.4 Registration. As soon as practicable after the Closing, the Company shall register Parent as registered shareholder of the Company under Section 67 German Stock Corporation Act (Aktiengesetz).

6.5 No Exercise of Rights. Each Holder shall not, and hereby agrees not to, exercise any Subscription Rights or any conversion rights or options to receive shares under any Convertible Note or any Option held by such Holder in the period between the Execution Date and the Effective Time.

6.6 Press Releases. The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the Contemplated Transactions; provided, however, that nothing contained herein shall prohibit any party hereto, following notification to the other parties hereto, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to the parties.

6.7 Closing Efforts. Each of the parties hereto shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the Transaction contemplated by this Agreement and the Contemplated Transactions, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other parties hereto to consummate the Acquisition are satisfied. Each of the parties hereto shall use its Reasonable Best Efforts to cooperate in the preparation and timely filing of all SEC and other filings required to be completed or filed in connection with the Acquisition, including but not limited to a Form 8-K disclosing, among other things, the Acquisition.

6.8 Parent Equity Plan. Prior to or as of the Effective Time, the board of directors and shareholders of Parent shall adopt the equity incentive plan attached hereto as Exhibit J (the “Parent Equity Plan”) reserving for issuance 3,200,000 shares of Parent Common Stock for equity awards to be made thereunder.

SECTION 7 MISCELLANEOUS PROVISIONS.

7.1 Amendment. This Agreement may be amended only in writing signed on behalf of each party to this Agreement. This also applies to this Section. However, the written form requirement pursuant to sentence 1 of this Section 7.1 does not apply to any changes or additions to this Agreement and/or to its appendices, schedules and/or exhibits that are made after one

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party’s execution and before the Effective Time; for such changes or additions it shall be sufficient that an email confirmation of the changes or additions is sent to Orrick, Herrington & Sutcliffe LLP by each party to this Agreement.

7.2 Waiver.

(a) Any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement; in each case, without the consent of any other party hereto.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Transaction, provided that there is no violation of the representations and warranties at the point in time the Transaction is consummated.

7.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the appendices, schedules and exhibits referred to herein, the Split-Off Agreement and the General Release Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that covenants in respect of confidential information contained in that certain Term Sheet dated November 7, 2014 between the Company and Montrose Capital Limited shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.5 Applicable Law; Jurisdiction. This Agreement shall be exclusively governed by the law of the Federal Republic of Germany to the exclusion of private international law and the UN Convention on the International Sale of Goods (CISG).

Pieris/Marika Acquisition Agreement

7.6 Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Transaction is consummated, provided that if the Transaction is consummated, Parent will pay the fees and expenses of Crone Kline Rinde LLP up to a maximum amount of $150,000, amounts above which shall be paid by Montrose Capital Limited.

7.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit from the non prevailing party.

7.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m. recipient local time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. recipient local time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below (for the Holders to the address set forth in this Section pre-Closing, and to the address set forth in each Holder’s signature block post-Closing), or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent (pre-Closing):

Marika Inc.

c/o Crone Kline Rinde LLP

488 Madison Ave. 12th Floor

New York, NY 10022

Attn: Chief Executive Officer

Phone: +1 (212) 400-6900

Fax: +1 (212) 400-6901

Email: notices@ckrlaw.com

Pieris/Marika Acquisition Agreement

If to the Company or the Holders (pre-Closing) or Parent (post-Closing):

Pieris AG

Lise-Meitner-Straße 30

85354 Freising, Germany

Attn. Stephen S. Yoder, CEO

Phone: +4981611411400

Fax:     +4981611411444

E-mail: yoder@pieris-ag.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: William Hicks

Phone: +1(617) 348-1799

Fax:     +1(617) 542-2241

Email: wchicks@mintz.com

and

Orrick, Herrington & Sutcliffe LLP

Rosental 4

80331 Munich, Germany

Attn. Dr. Timo Holzborn

Phone: +49(89) 383980-120

Fax: +49(89) 383980-99

Email: tholzborn@orrick.com

If to the Holders (post-Closing): To each Holder’s respective address as set forth in their signature block.

7.10 Cooperation. Each party hereto agrees to cooperate fully with each other party hereto to consummate the transactions contemplated herein and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the contemplated transactions and to carry out the intent and purposes of this Agreement.

7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not

Pieris/Marika Acquisition Agreement

exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. The same shall apply mutatis mutandis to the interpretation of any lacunae in this Agreement.

7.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

Pieris/Marika Acquisition Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

“Parent”		“Company”

PIERIS PHARMACEUTICALS, INC.		PIERIS AG

a Nevada corporation		a German stock corporation

/s/ Aleksandrs Sviks		/s/ Stephen S. Yoder
By:	Aleksandrs Sviks	By:	Stephen S. Yoder
Its:	President and Chief Executive Officer	Its:	Chief Executive Officer

“Holders”		“Holders”

BayTech Venture Capital GmbH & Co. KG		Prof. Skerra Beteiligungsgesellschaft mbH

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
c/o RBS
Herzog-Heinrich-Str. 22 D-80336 Munch,		Max-Lehner-Straße 19, 85354 Freising,
Germany		Germany

Dr. Steffen Schlehuber		Claus Schalper

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
In den Kappesgärten 22, 97152 Ruppertsberg,		Kaiser-Ludwig-Platz 1, 80336 Munich,
Germany		Germany

Transaction Agreement Signature Page

Pieris/Marika Acquisition Agreement

1

Dr. Karsten Schürrle		MAPO Beteiligungsgesellschaft mbH

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
Palmstraße 7, 60316 Frankfurt a.M., Germany		Hubertusweg 34, 85540 Haar, Germany

BioM Aktiengesellschaft Munich BioTech Development		BioM Venture Capital GmbH & Fonds KG

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
Am Klopferspitz 19, 82152 Planegg, Germany		Am Klopferspitz 19, 82152 Planegg, Germany

TransConnect Unternehmensberatungsund Beteiligungs AG		The Global Life Science Ventures Fonds II GmbH & Co. KG

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
Prinzregentenstraße 56, 80538 Munich,		Tal 26, 80331 Munich, Germany
Germany

The Global Life Science Ventures Fund II Limited Partnership		Gilde Europe Food & Agribusiness Fund B.V.

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
1 Royal Plaza, Royal Avenue, St. Peter Port,		Newtonlaan 91, 3508 AB Utrecht, The
Guernsey,G41 2HL, UK		Netherlands

Transaction Agreement Signature Pages

Pieris/Marika Acquisition Agreement

2

Coöperatieve AAC LS U.A.		Technologie Beteiligungsfonds Bayern II GmbH & Co. KG

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:

Gooimeer 2-35, P.O. Box 5187, 1411 DC Naarden, The Netherlands		Ländgasse 135a, 84028 Landshut, Germany

KfW		Orbimed Private Investments III, LP

/s/ i.V. Jiang Bian		/s/ i.V. Timo Holzborn
By:	Jiang Bian	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
Ludwig-Erhard-Platz 1-3, 53179 Bonn,		601 Lexington Ave, Floor 54, New York,
Germany		NY 10022, USA

Orbimed Associates III, LP		Novo Nordisk A/S

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
601 Lexington Ave, Floor 54, New York, NY 10022, USA		Novo Allé, 2880 Bagsvaerd, Denmark

Dr. Martin Pöhlchen		Prof. Dr. Arne Skerra

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
Hubertusweg 34, 85540 Haar, Germany		Max-Lehner-Straße 19, 85354 Freising,
Germany

Transaction Agreement Signature Pages

Pieris/Marika Acquisition Agreement

3

Cadila Healthcare Ltd.		ABG II-Pieris Limited

/s/ i.V. Timo Holzborn		/s/ i.V. Timo Holzborn
By:	Timo Holzborn	By:	Timo Holzborn
Its:	Attorney-in-fact	Its:	Attorney-in-fact

Address:		Address:
Zydus Tower, Satellite Cross Roads,		Room 1816, 18/F., Hutchison House,
Ahmedabad - 380 015, India		10 Harcourt Road, Central, Hong Kong

Mark Tompkins

/s/ i.V. Timo Holzborn
By: Timo Holzborn Its: Attorney-in-fact Address:
App 1, Via Guidino 23, Lugano 6900, Switzerland

Transaction Agreement Signature Pages

Pieris/Marika Acquisition Agreement

4

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Acquisition Agreement to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Company taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company; (ii) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Transaction; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the Execution Date) in GAAP or applicable Legal Requirements; and (vi) the taking of any action required by this Agreement; (b) the ability of the Company to consummate the Transaction or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Transaction pursuant to this Agreement, and the other transactions contemplated herein .

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

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DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution,

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ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

NGCL. “NGCL” shall mean the General Corporation Law of the State of Nevada.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with Parent or required to be aggregated with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to Parent.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Parent Employee. “Parent Employee” shall mean any officer or other employee of Parent.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) Parent; and (b) any Parent Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of Parent to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Parent under applicable foreign law.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by Parent for the benefit of any Parent Associate; or (b) with respect to which Parent has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or

A – 3

capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Transaction; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the Execution Date) in GAAP or applicable Legal Requirements; and (vii) the taking of any action required by this Agreement; or (b) the ability of Parent to consummate the Transaction or to perform any of its covenants or obligations under the Agreement.

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission. Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, tariff or duty including any customs duty), and any penalty or interest thereon, imposed, assessed or collected by or under the authority of any Governmental Body.

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Tax Return. “Tax Return” shall mean any return (including any information return), or any written report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other written document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulation. “Treasury Regulation” shall mean a regulation issued pursuant to the Code.

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EXHIBIT C

PARENT RESTATED CHARTER

EXHIBIT D

POST-EFFECTIVE TIME OFFICERS & DIRECTORS OF PARENT

EXHIBIT E

FORM OF SPLIT-OFF AGREEMENT

EXHIBIT F

FORM OF GENERAL RELEASE AGREEMENT

EXHIBIT G

COMPANY BOARD APPROVAL

EXHIBIT H

PARENT WRITTEN CONSENT

EXHIBIT I.1

INVESTMENT REPRESENTATIONS AND WARRANTIES OF HOLDERS

EXHIBIT I.2

INVESTMENT REPRESENTATIONS AND WARRANTIES OF NON-U.S. RESIDENTS

EXHIBIT J

PARENT EQUITY PLAN

APPENDIX I

REGISTRATION RIGHTS AGREEMENT

Schedule 4.4(a)

SEC Filings

Schedule 4.7(b)

Unpaid Taxes

Schedule 4.7(g)

Tax Returns

Schedule 4.13

Financial Advisor